Exhibit 10.8

NOBLE ENERGY, INC.
2017 LONG-TERM INCENTIVE PLAN
PERFORMANCE SHARE AWARD NOTICE

You, the Participant named below, have been awarded the following Performance Award of Performance Shares and associated Dividend Equivalent Cash Rights on the terms and conditions set forth below and in accordance with the Performance Share Award Agreement to which this Performance Share Award Notice is attached (the “Agreement”) and the Noble Energy, Inc. 2017 Long-Term Incentive Plan:

Participant Name:

Number of Performance
Shares Awarded:

Award Date:

Vesting Date:	The third anniversary of the Award Date

Please note that this Performance Share Award Notice serves as your notice of the Award and is for your personal files. You are not required to sign and return any documents. You will be deemed to accept the Award unless you promptly notify the compensation department of Noble Energy, Inc. in writing that you reject the Award. By accepting this Award, you are agreeing to be bound by the terms of this Performance Share Award Notice, the Agreement and the Noble Energy, Inc. 2017 Long-Term Incentive Plan.
NOBLE ENERGY, INC.

David L. Stover
President and CEO

NOBLE ENERGY, INC.
2017 LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT

This Performance Share Award Agreement (“Agreement”), made and entered into as of the Award Date (as set forth on the Performance Share Award Notice), is by and between Noble Energy, Inc., a Delaware corporation (“Noble”), and the Participant named in the Performance Share Award Notice pursuant to the Noble Energy, Inc. 2017 Long-Term Incentive Plan (the “Plan”).

1.    Definitions. For purposes of this Agreement:

(a)    “Actual Vesting Date” means the Vesting Date or, if earlier, the date on which the Performance Shares and Dividend Equivalent Cash Rights vest pursuant to this Agreement and the provisions of the Plan, including terms providing for earlier vesting in certain circumstances.

(b)    “Peer Group” means the group of companies consisting of each of the following companies in existence as of the beginning of the Performance Period and which continues in existence as an independent publicly traded corporation through the end of the Performance Period:

Anadarko Petroleum Corp. Apache Corp. Cabot Oil & Gas Corp. Chesapeake Energy Corp. Continental Resources, Inc. Devon Energy Corp. EOG Resources, Inc.	Hess Corporation Marathon Oil Corporation Murphy Oil Corp. Noble Energy, Inc. Pioneer Natural Resources Company Range Resources Corp. Southwestern Energy Company

For this purpose, a company will not be considered to cease to be in existence merely on account of a name change, internal restructuring or reorganization, or similar event, if the company (or its successor) continues as substantially the same business following the change or event.

(c)    “Performance Period” means, except as modified by Section 4(e), the period of three consecutive calendar years beginning with the calendar year in which the Award Date occurs.

(d)    “Total Shareholder Return” for Noble and for the other Peer Group companies will be determined on the basis of the total investment performance that would have resulted at the end of the Performance Period from investing $100 in the common stock of Noble and each of the other companies in the Peer Group, using a beginning stock price and an ending stock price equal to the average closing price for the month of December immediately preceding the beginning of the Performance Period and the full calendar month ending on or immediately preceding the end of the Performance Period, respectively, and with all dividends reinvested.

2.    Award of Performance Shares. Effective as of the Award Date, Noble hereby awards to Participant, and Participant hereby accepts, (i) an award (“Award”) of Performance Shares and related Dividend Equivalent Cash Rights described in Section 3 below on the terms and conditions and subject to the restrictions, including forfeiture, set forth in this Agreement, the Performance Share Award Notice and the Plan. Each Performance Share is a fictional share that represents the right to receive a number of actual shares of Common Stock subject to the fulfillment of performance and vesting conditions and other conditions described in this Agreement. The actual number of shares of Common Stock, if any, that become issuable pursuant to the Performance Shares will be determined in accordance with Section 4 below.

3.    Dividend Equivalent Cash Rights. In the event that Noble declares and pays any cash dividends in respect of its outstanding shares of Common Stock at any time on or after the Award Date and while any Performance Shares remain outstanding under this Award, the Dividend Equivalent Cash Rights entitle Participant to receive an additional cash payment equal to the total amount of cash dividends paid by Noble with respect to a share of its Common Stock during such period multiplied by the number of shares of Common Stock issuable to Participant upon the vesting of the Performance Shares in accordance with the terms of the Performance Share Award Notice and this Agreement, without interest or adjustment for the passage of time from the date of any such cash dividend. For the avoidance of doubt, no Dividend Equivalent Cash Rights will result from declared but unpaid dividends.

4.    Vesting and Forfeiture/Payment.

(a)    General. Until the Actual Vesting Date, the Performance Shares and Dividend Equivalent Cash Rights are subject to being forfeited by Participant.

(b)    Determination of Payout Percentage. On the Vesting Date, a payout percentage will be determined in accordance with the schedule below and subject to the Committee’s discretionary authority described in Section 4(c). The payout percentage determined in accordance with the schedule below will be based on Noble’s Total Shareholder Return relative to the Total Shareholder Return of the companies in the Peer Group, all determined as of the end of the Performance Period.

Noble’s Total Shareholder Return Relative to Peer Group Companies	Payout Percentage

90th percentile or above	200%
75th percentile 50th percentile 25th percentile	150% 100% 50%
Below 25th percentile	None

If the percentile level of Noble’s Total Shareholder Return is between two levels indicated on the foregoing schedule, the amount earned under such schedule will be determined on the basis of a straight-line interpolation between such levels. The number of shares of Common Stock to be issued to Participant will be equal to the payout percentage multiplied by the number of Performance Shares subject to this Award on the Actual Vesting Date (rounded down to the nearest whole share). Any outstanding Performance Shares that do not become vested as of the Vesting Date will, along with any related Dividend Equivalent Cash Rights, be forfeited by Participant. Notwithstanding the foregoing, if Noble’s Total Shareholder Return at the end of the Performance Period is less than zero, the payout percentage determined as described above will be reduced to 100% in the event it otherwise would exceed 100%.

(c)    Payment. As soon as practicable (but in no event later than 30 days) following the Actual Vesting Date, Noble will deliver to Participant (or in the event of Participant’s death, to Participant’s estate) (i) the number of shares of Common Stock determined in Section 4(b) above, and (ii) a lump sum cash payment in an amount equal to any related Dividend Equivalent Cash Rights. Prior to payment of the Performance Shares and Dividend Equivalent Cash Rights pursuant to this Section 4(c), the Committee must determine and certify in writing the level of Noble’s Total Shareholder Return relative to the Total Shareholder Return of the companies in the Peer Group, both determined as of the end of the Performance Period. The Committee in its sole and absolute discretion has the authority to reduce, but not to increase, the payout percentage to be applied to determine the number of shares of Common Stock to be issued pursuant to this Award of Performance Shares and any related Dividend Equivalent Cash Rights to be paid. Notwithstanding the foregoing provisions of this Section, in the event that the Board determines that making all or a portion of the payment under this Section would jeopardize the ability of Noble to continue as a going concern, the Board may delay such payment or portion thereof until the making of the payment or portion thereof would no longer have such effect. The Award of Performance Shares will cease to be outstanding upon the earlier of forfeiture or upon issuance of the shares of Common Stock payable with respect to such Performance Shares.

(d)    Termination of Employment or Service Due to Death or Disability. If Participant’s employment or service with Noble and its Affiliates terminates prior to the Vesting Date by reason of Participant’s death or Disability, the Performance Shares that are still outstanding and any related Dividend Equivalent Cash Rights will vest and become payable at a 100% payout percentage as of the date of such termination of employment or service regardless of the level of satisfaction of any performance criteria and without regard to any Committee certification.

(e)    Termination of Employment or Service Due to Change of Control. In accordance with the provisions of Section 13.1 of the Plan, if a Change of Control occurs prior to the last day of the Performance Period while Participant is employed by the Company and is followed by the termination of Participant’s employment or service (A) by the Company for reasons other than Cause, or (B) by Participant on account of Good Reason, within the 24-month period beginning at the time of the occurrence of the Change of Control, the Performance Shares that are still outstanding and any related Dividend Equivalent Cash Rights will vest and become payable at a payout percentage that is determined in accordance with Section 4(b) (and without any Committee discretionary authority to further reduce the number of shares of Common Stock to be issued) but that is based upon a “Performance Period” ending on the last day of the full calendar month ending on or immediately preceding the date of the termination of Participant’s employment or service.

(f)    Other Termination of Employment or Service. Immediately after termination of Participant’s employment or service with Noble and its Affiliates, all Performance Shares and Dividend Equivalent Cash Rights that have not vested pursuant to the foregoing provisions of this Agreement will be forfeited, and neither Participant nor any of his or her heirs, beneficiaries, executors, administrators or other personal representatives will have any rights whatsoever in and to any of the forfeited Performance Shares or Dividend Equivalent Cash Rights.

5.    No Rights as Shareholder. The Award is not an equity interest in Noble and will not entitle Participant to any voting rights, rights upon liquidation or other rights of shareholders of Noble.

6.    Withholding Taxes. Upon any payment made hereunder, Participant (or in the event of Participant’s death, the administrator or executor of Participant’s estate) will pay to Noble or the appropriate Affiliate, or make arrangements satisfactory to Noble or such Affiliate regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the payment. Any provision of this Agreement to the contrary notwithstanding, if Participant does not satisfy his or her obligations under the preceding sentence, Noble and its Affiliates will, to the extent permitted by law, have the right to deduct from any payments made hereunder, including withholding shares of Common Stock, in order to satisfy any federal, state or local tax withholding obligations arising on account of amounts payable hereunder.

7.    Effect on Employment or Services. Nothing contained in the Plan or in this Agreement will confer upon Participant any right with respect to the continuation of his or her employment by or service with Noble or an Affiliate, or interfere in any way with the right of Noble or an Affiliate, (subject to the terms of any separate agreement to the contrary) at any time to terminate such employment or service or to increase or decrease the compensation of Participant from the rate in existence at the date of this Agreement.

8.    The Plan and Performance Share Award Notice. The terms and provisions of the Plan and the attached Performance Share Award Notice are hereby incorporated into this Agreement as if set forth herein in their entirety. In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan will control. Capitalized terms used in this Agreement and not otherwise defined in this Agreement or the Performance Share Award Notice will have the respective meanings assigned to such terms in the Plan.

9.    Assignment/Transferability. Noble may assign all or any portion of its rights and obligations under this Agreement. The Award and the rights and obligations of Participant under this Agreement may not be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of by Participant other than by will or the laws of descent and distribution.

10.    Binding Effect/Governing Law. This Agreement will be binding upon and inure to the benefit of (i) Noble and its successors and assigns, and (ii) Participant and his or her heirs,

devisees, executors, administrators and personal representatives. This Agreement will be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas, except as superseded by federal law.

11.    Compensation Recoupment Policy. By accepting the Award, Participant hereby acknowledges and agrees that Participant and the Award are subject to Noble’s compensation recoupment policy as contained in Noble’s Code of Conduct (the “Policy”), as amended from time to time, and the terms and conditions of the Policy are hereby incorporated by reference into this Agreement.

12.    Funding. The Award is unfunded. Participant’s right to receive payment hereunder will be no greater than the right of an unsecured creditor of Noble and Participant will not have any rights in or against specific assets of Noble.

13.    Code Section 409A. The Award is intended to be exempt from Section 409A of the Code and any ambiguities herein will be interpreted, to the extent possible, in a manner consistent therewith.